Exhibit 99.1

Investor Contact:	Media Contact:
Perot Systems Corporation	Perot Systems Corporation
John Lyon	Joe McNamara
phone: (972) 577-6132	phone: (972) 577-6165
fax: (972) 577-6790	fax: (972) 577-4484
John.Lyon@ps.net	Joe.McNamara@ps.net

Perot Systems Provides Financial Update
Perot Systems Corporation
2300 West Plano Parkway
Plano, TX 75075
972.577.0000
www.perotsystems.com
Plano, TX — January 25, 2006 — Perot Systems (NYSE: PER) today announced that it expects to achieve its previously announced fourth quarter 2005 diluted earnings per share projections of $.21 to $.23. It also expects fourth quarter 2005 revenue to slightly exceed the $515 million to $525 million range it announced on November 1, 2005.
Through January 25, 2006, Perot Systems has signed first quarter new contracts valued at more than $1.2 billion of total value. The effect of these contract signings have been factored into the following projections. Perot Systems expects first quarter 2006 earnings per share (diluted) to range from $.18 to $.20, with this earnings projection including approximately $4 million, or $.02 per share, of expense associated with the adoption of Statement of Financial Accounting Standards No. 123R, “Share-Based Payment.” Perot Systems expects first quarter 2006 revenue to range from $527 million to $540 million.
Perot Systems expects that first quarter trailing twelve month contract signings will be accretive to full year 2006 earnings.
Perot Systems will release fourth quarter 2005 results of operations on February 7, 2006 and will hold a conference call to review its results of operations at 10:15 a.m. EST on that day. Parties interested in participating may join the conference call via the Internet at http://www.perotsystems.com/.
About Perot Systems
Perot Systems is a worldwide provider of information technology services and business solutions. Through its flexible and collaborative approach, Perot Systems integrates expertise from across the company to deliver custom solutions that enable clients to accelerate growth, streamline operations and create new levels of customer value. Headquartered in Plano, Texas, Perot Systems reported 2004 revenue of $1.8 billion. The company has more than

17,000 associates located in North America, Europe, and Asia. Additional information on Perot Systems is available at http://www.perotsystems.com.
This press release contains forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Among many factors that could affect our business and cause actual results to differ materially are the following:
•	Our outsourcing agreement with UBS, the largest of our UBS agreements, ends in January 2007, and we expect the end of this agreement to result in the loss of a substantial majority of revenue and profit from our UBS relationship.
•	We may not be able to successfully implement planned operating efficiencies and expense reduction initiatives and achieve the planned timing and amount of any resulting benefits.
•	We may bear the risk of cost overruns under custom software development and implementation services, and, as a result, cost overruns could adversely affect our profitability.
•	Our largest customers account for a substantial portion of our revenue and profits, and the loss of any of these customers could result in decreased revenues and profits.
•	If entities we acquire fail to perform in accordance with our expectations or if their liabilities exceed our expectations, our profits per share could be diminished and our financial results could be adversely affected.
•	Development of our software products may cost more than we initially project, and we may encounter delays or fail to perform well in the market, which could decrease our profits.
•	Our financial results are materially affected by a number of economic and business factors.
•	If we are unable to successfully integrate acquired entities, our profits may be less and our operations more costly or less efficient.
•	Our contracts generally contain provisions that could allow customers to terminate the contracts and sometimes contain provisions that enable the customer to require changes in pricing, decreasing our revenue and profits and potentially damaging our business reputation.
•	Some contracts contain fixed-price provisions or penalties that could result in decreased profits.
•	Fluctuations in currency exchange rates may adversely affect the profitability of our foreign operations.

•	Our international operations expose our assets to increased risks and could result in business loss or in more expensive or less efficient operations.
•	We have a significant business presence in India, and risks associated with doing business there could decrease our revenue and profits.
•	Our government contracts contain early termination and reimbursement provisions that may adversely affect our revenue and profits.
•	If customers reduce spending that is currently above contractual minimums, our revenues and profits could diminish.
•	If we fail to compete successfully in the highly competitive markets in which we operate, our business, financial condition, and results of operations will be materially and adversely affected.
•	Increasingly complex regulatory environments may increase our costs.
•	Our quarterly financial results may vary.
•	Changes in technology could adversely affect our competitiveness, revenue, and profit.
•	We could lose rights to our company name, which may adversely affect our ability to market our services.
•	Failure to recruit, train, and retain technically skilled personnel could increase costs or limit growth.
•	Alleged or actual infringement of intellectual property rights could result in substantial additional costs.
•	Provisions of our certificate of incorporation, bylaws, stockholders’ rights plan, and Delaware law could deter takeover attempts.
Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the U.S. Securities and Exchange Commission and available at www.sec.gov, for additional information regarding risk factors. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise.
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